Exhibit 99.2

CAPSTEAD

4Q 2012
INVESTOR FACT SHEET

ABOUT US

Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs.

We invest in a leveraged portfolio of residential adjustable-rate mortgage ("ARM") securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

Our investment strategy of focusing on agency-guaranteed ARM securities differentiates us from our peers because ARM securities reset to more current interest rates within a relatively short period of time allowing for:

- the recovery of financing spreads diminished during periods of rising interest rates, and
- smaller fluctuations in portfolio values, and therefore book value, caused by changes in interest rates compared to fixed-rate mortgage securities.

Quality Assets
Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Conservatively Financed
We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Further, our use of two-year term interest rate swap agreements helps further mitigate the effects of rising short-term interest rates.

Experienced Management in a Stockholder Friendly Structure
Our management team has over 85 years of combined mortgage finance industry experience. We are self-managed with low operating costs and rely heavily on performance-based compensation. This structure greatly enhances the alignment of management interests with those of our stockholders.


Long-Term Investment Capital
(in millions)
Long-term Unsecured Borrowings, net
Preferred Stock, recorded amount
Common Stock
$860
$1,114
$1,127
$1,393
$1,597
$100
$189
$1,308
08
09
10
11
12*

*As of December 31, 2012


Portfolio Leverage*
$12.78 billion
$1.60 billion
8.00:1
Portfolio Leverage
Repurchase Arrangements and Similar Borrowings divided by Long-Term Investment Capital


Total Assets
(in millions)
$7,729
$8,629
$8,999
$12,845
$14,469
08
09
10
11
12*

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800
Dallas, Texas 75225-4404
www.capstead.com

CMO LISTED NYSE

4Q 2012
INVESTOR FACT SHEET

FOURTH QUARTER HIGHLIGHTS

- Reported earnings of $35.1 million, or $0.31 per diluted common share.
- Declared fourth quarter dividend of $0.30 per common share.
- Financing spreads on residential mortgage investments declined 17 basis points to 1.13%.
- Portfolio leverage remained relatively stable at approximately eight times long-term investment capital.
- Operating costs as a percentage of average long-term investment capital decreased 9 basis points to 0.79%.
- Book value decreased $0.30 to $13.58 per common share at December 31, 2012.
- Repurchased $42 million in common shares through early January 2013 under a $100 million share repurchase authorization announced October 30, 2012.

QUARTERLY RESULTS

(In thousands, except per share data)	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011
Interest income	$ 61,166	$ 63,617	$ 65,963	$ 65,883	$ 63,981
Interest expense*	(22,859)	(20,061)	(18,638)	(16,290)	(17,743)
Net interest margin	38,307	43,556	47,325	49,593	46,238
Miscellaneous other revenue (expense)	41	73	78	(104)	(32)
Incentive compensation	(515)	(781)	(1,295)	(1,538)	(1,548)
Salaries and benefits	(1,638)	(1,696)	(1,682)	(1,827)	(1,698)
Other general and administrative expense	(1,111)	(1,115)	(1,091)	(954)	(992)
	(3,223)	(3,519)	(3,990)	(4,423)	(4,270)
Net income	35,084	40,037	43,335	45,170	41,968
Diluted earnings per common share	0.31	0.35	0.40	0.44	0.43
Common dividends per share	0.30	0.36	0.40	0.43	0.43
Common equity capital raises	–	20,548	61,504	59,984	36,889
Common shares outstanding (EOQ)	96,229	98,956	97,456	92,951	88,287

* Including $2.2 million of interest charges on unsecured borrowings for each period presented.

Analysts

Firm	Rating*
Compass Point Research	Buy
Deutsche Bank	Hold
FBR Capital Markets	Market perform
JMP Securities LLC	Market perform
Macquarie	Neutral
Maxim Group	Hold
RBC Capital Markets	Sector perform
Stifel Nicolaus / KBW	Outperform
Wells Fargo	Outperform
Wunderlich	Hold

Ownership

Institution	% of Shares Outstanding**
BlackRock Fund Advisors	6.66%
Vanguard Group Inc.	4.56%
Wells Capital Management Inc.	4.31%
Thornburg Investment Management Inc.	4.16%
WEDGE Capital Management LLP	3.22%
Northern Trust Global Investments Ltd.	2.41%
State Street Global Advisors Inc.	2.04%
JPMorgan Asset Management	1.98%
Jennison Associates LLC	1.54%
Thompson Siegel & Walmsley LLC	1.35%

Common Stock Information

NYSE Ticker: CMO
Price as of 2/25/13: $12.17
52-wk High/Low: $14.59 / $10.81
4Q Dividend: $0.30
Dividend yield: 9.9%
(based on annualized 4Q dividend)
4Q Avg Daily Vol: 1,466,000 shares

Series A/Series B Preferred Stock Information

NYSE Ticker: CMOPRA / CMOPRB
Prices as of 2/25/13: $20.97 / $15.17
Redemption Price: $16.40 / $12.50
Liquidation Preference: $16.40 / $11.38
Conversion Ratio: 1.6584 / 0.6407
Annualized Dividend: $1.60 / $1.26
Dividend yield: 7.6% / 8.3%

Continuous Offering and Stock Repurchase Programs

When conditions warrant, we make use of an at-the-market, continuous offering program to raise additional equity capital. This program was suspended with the October 2012 announcement of a $100 million common stock repurchase program.

Financing Spreads on Residential Mortgage Investments
(in basis points)



167
242
193
168
138
FY 08
FY 09
FY 10
FY 11
FY 12

* As of February 25, 2013
** % based on available filings as of February 25, 2013 and shares outstanding as of December 31, 2012.

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800 • Dallas, Texas 75225-4404
800.358.2323 • invrel@capstead.com • www.capstead.com